As filed with the Securities and Exchange Commission on September 25, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Barnes & Noble Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-0599018 (I.R.S. Employer Identification No.)

120 Mountain View Blvd., Basking Ridge, NJ (Address of principal executive offices)	07920 (Zip Code)

BARNES & NOBLE EDUCATION, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN
(Full title of the plan)

Michael C. Miller
Executive Vice President, Corporate Strategy and General Counsel
Barnes & Noble Education, Inc.
120 Mountain View Blvd
Basking Ridge, New Jersey 07920
(908) 991-2699
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Suzanne K. Hanselman
Baker & Hostetler LLP
127 Public Square, Suite 2000
Cleveland, OH 44114
(216) 861-7090

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐     Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐    Smaller reporting company ☐
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange
Act).    Yes  ☐    No  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value	4,000,000 shares	$5.51	$22,040,000	$2,743.98

(1)
Represents 4,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Barnes & Noble Education, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”) available for issuance under the Company’s Amended and Restated Equity Incentive Plan (the “Equity Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) filed by the Company shall also cover any additional shares of Common Stock that may become issuable under the Equity Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on September 18, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the Equity Plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Equity Plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Barnes & Noble Education, Inc. (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The following documents, which have been filed with the SEC, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended April 28, 2018;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended July 28, 2018;

(c)
the description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on July 13, 2015, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of further updating such description; and

(d)
all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

We will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

In addition, any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not Applicable.
Item 5. Interests of Named Experts and Counsel
None.

Item 6. Indemnification of Directors and Officers
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer, in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted under Delaware law, no Company director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

Our Amended and Restated By-laws require indemnification, to the fullest extent permitted under Delaware law, of any person who is or was a director or officer of the Company or any of its direct or indirect wholly owned subsidiaries and who is or was a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or any direct or indirect wholly owned subsidiary of the Company, or is or was serving at our request as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, our Amended and Restated By-laws provide that expenses incurred by or on behalf of a current or former director or officer in connection with defending any claim, action, suit or proceeding may be advanced to the director or officer by us upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in our Amended and Restated By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by Delaware law, our Amended and Restated By-laws authorize us to purchase and maintain insurance to protect ourselves and any director, officer, employee or agent against any expenses, judgments, fines and amounts paid in settlement of or otherwise incurred by us or such persons acting in such capacities in connection with any investigation, action, suit or proceeding.

The Company intends to enter into customary indemnification agreements with its directors and officers. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the Delaware General Corporation Law. The indemnification agreements will also require the Company to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of the Company’s directors or officers to which indemnification is being sought, and the Company is not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits
See Exhibit Index attached hereto and incorporated herein by reference.

Item 9. Undertakings

(a)	The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1
Amended and Restated Certificate of Incorporation of Barnes & Noble Education, Inc. (filed as Exhibit 3.1 to the Report on Form 8-K filed with the SEC on August 3, 2015, and incorporated herein by reference).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Barnes & Noble Education, Inc. (filed as Exhibit 3.1 to the Report on Form 8-K filed with the SEC on September 25, 2017, and incorporated herein by reference).

4.3	Amended and Restated By-Laws of Barnes & Noble Education, Inc. (filed as Exhibit 3.2 to the Report on Form 8-K filed with the SEC on September 25, 2017, and incorporated herein by reference).

4.4
Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan (filed as Appendix A to Barnes & Noble Education, Inc.’s Definitive Proxy Statement on Schedule 14A filed August 21, 2018, and incorporated herein by reference).

5	Opinion of Baker & Hostetler LLP, with respect to the legality of the shares being registered.

23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on the signature pages of this Registration Statement).

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on this 25th day of September, 2018.

BARNES & NOBLE EDUCATION, INC.

By: /s/ Michael C. Miller
Name:    Michael C. Miller
Title:    Executive Vice President, Corporate Strategy and General Counsel

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Michael P. Huseby, Mr. Barry Brover and Mr. Michael C. Miller, each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 25, 2018.

Signature	Title

/s/ Michael P. Huseby	Chairman and Chief Executive Officer
Michael P. Huseby	(Principal Executive Officer)

/s/ Emily C. Chiu	Director
Emily C. Chiu

/s/ Daniel A. DeMatteo	Director
Daniel A. DeMatteo

/s/ David G. Golden	Director
David G. Golden

/s/ John R. Ryan	Director
John R. Ryan

/s/ Jerry Sue Thornton	Director
Jerry Sue Thornton

/s/ David A. Wilson	Director
David A. Wilson